EXHIBIT 4.1

           AMENDMENT TO PARTNERSHIP INTEREST PURCHASE AGREEMENT
                                    AND
                            EXCHANGE AGREEMENT

     This Amendment to Partnership Interest Purchase Agreement and Exchange Agreement (the "Amendment") is made as of December 22, 1999 by and among Home Properties of New York, L.P., a New York limited partnership (the "Partnership"), Home Properties of New York, Inc., a Maryland corporation (the "General Partner"), Home Properties Trust, a Maryland real estate investment trust and wholly owned subsidiary of the General Partner (the "Trust"), and the State Treasurer of the State of Michigan, Custodian of Michigan Public School Employees' Retirement System, State Employees' Retirement System, Michigan State Police Retirement System and Michigan Judges' Retirement System (collectively, "SMRS") and amends, to the extent set forth herein, and supplements the Partnership Interest Purchase Agreement (the "Agreement"), dated as of December 23, 1996, among the Partnership, the General Partner and SMRS, pursuant to which SMRS acquired a Class A limited partnership interest (the "Class A Interest") in the Partnership. Terms otherwise not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

     WHEREAS, pursuant to the terms of the Agreement, SMRS purchased from the Partnership for $35,000,000 the Class A Interest containing such rights, preferences and terms as described in Amendment No. 9 to the Partnership's Agreement of Limited Partnership.

     WHEREAS, the Company and SMRS have determined to exchange SMRS'
Class A Interest for 1,666,667 shares of Series A Senior Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), of the Company having the same rights, preferences and terms as the Class A Interest as such are described in the Company's Articles Supplementary relating to the Series A Preferred Stock and this Amendment;

     WHEREAS, pursuant to the terms of this Amendment, SMRS has agreed to contribute the Class A Interest to the Trust in exchange for 1,666,667 shares of Series A Preferred Stock;

     WHEREAS, pursuant to the terms of the Articles Supplementary and this Amendment, the Series A Preferred Stock shall be convertible, at the option of the holder thereof, into shares of common stock, par value $0.01 per share, of the Company;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment, SMRS, the Partnership, the General Partner and the Trust agree as follows:

     I. EXCHANGE. On the date of this Amendment, the Trust hereby exchanges its 1,666,667 shares of Series A Preferred Stock of the General Partner for all of the interest of SMRS in and to the Class A Interest. To effect the transfer, SMRS hereby assigns the Class A Interest to the Trust, and the General Partner hereby consents to such assignment and to the admission of the Trust as a limited partner of the Partnership holding the Class A Interest. To reflect the withdrawal of SMRS as a partner of the Partnership and the admission of the Trust as holder of the Class A Interest, and to make certain changes to the rights of the holders of the Class A Interest, the General Partner, the Trust and SMRS shall execute Amendment No. 26 to the Partnership Agreement. The Trust herewith assigns and delivers to SMRS a certificate representing 1,666,667 shares of the Series A Preferred Stock of the General Partner and a stock power, executed in blank, with respect thereto.

     II. AMENDMENTS AND MODIFICATIONS TO THE AGREEMENT.


          *A.  The Agreement is hereby amended as follows:

             *B. Unless the context shall otherwise require, each reference to the term "Class A Interest" in the Agreement shall be deemed to be a reference to the "Series A Preferred Stock," as such term is defined herein.

             *C. Each reference to the term "Class A Interest Holder" in the Agreement shall be deemed to be a reference to any Person holding all or any of the shares of Series A Preferred Stock.

             *D. The following definitions are hereby added to Section 1 of the Agreement in appropriate alphabetical order:

                         "Affiliate of SMRS" means any Person that
                    controls, is controlled by or is under common control with SMRS, as evidenced by contract or agreement.


                         "Articles Supplementary" means the Articles
                    Supplementary to the General Partner's Articles of Incorporation relating to the Series A Preferred Stock.


                         "Business Combination" has the meaning set forth
                    in Section 6.5 below.


                         "Change of Control" means the occurrence of any of
                    the following events: (i) the General Partner takes or fails to take any action such that it ceases to be required to file reports under Section 13 of the Exchange Act, or any successor to that Section; (ii) any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) is permitted by the General Partner or any of its Qualified REIT Subsidiaries, or their respective Boards of Directors, to become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (a) 30% of more of the outstanding shares of Common Stock, or (b) 30% or more (by right to vote or grant or withhold any approval) of the outstanding securities of any other class or classes which individually or together have the power to elect a majority of the members of such Board of Directors; (iii) the Board of Directors of the General Partner or any of the Qualified REIT Subsidiaries, as the case may be, determines to recommend the acceptance of any proposal set forth in a tender offer statement or proxy statement filed by any person with the Securities and Exchange Commission which indicates the intention on the part of that person to acquire, or acceptance of which would otherwise have the effect of that person acquiring, control of the General Partner or any such Qualified REIT Subsidiaries; (iv) the General Partner ceases to be the sole general partner of the Operating Partnership or grants or sells to any third party the power to control or direct the actions of such partnership as if such third party were a general partner of such partnership; or (v) the Operating Partnership is a party to any entity conversion or any merger or consolidation in which such partnership is not the surviving entity in such merger or consolidation.


                         "Exchange Act" means the Securities Exchange Act
                    of 1934, as amended.


                         "Market/Offer Price" means the product of:  (i)
                    the greater of (a) the highest price (or value of other consideration) per share of Common Stock agreed upon during any 12-month period pursuant to any Business Combination, which was made during such 12-month period and was not terminated or withdrawn prior to the end of such period; and (b) the average closing price per share of Common Stock as shown on the composite tape of the New York Stock Exchange over such 12-month period; and (ii) the number of shares of Common Stock that would have been received upon conversion of shares of Series A Preferred Stock had such shares not been repurchased by the General Partner pursuant to
                    Section 6.5.


                         "Person" means an individual, a partnership, a
                    corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.


                         "Related Entity" means the Partnership, the
                    General Partner or any person in which the Partnership or the General Partner has beneficial ownership, whether direct or indirect, of: (x) 50% or more of the outstanding shares of any class of stock or any class of ownership interest or (y) such lower percentage of the outstanding shares of any class of stock or any class of such other ownership interest as is sufficient to render such person a subsidiary of the Partnership or the General Partner for purposes of generally accepted accounting principles as in effect at the time of determination of the status of such Person for purposes of this definition.


                         "Total Capitalization" means the aggregate of the
                    Equity Capitalization plus the aggregate outstanding principal amount at the time the determination is made of all liabilities of the Partnership and the General Partner arising from the borrowing of any money or the deferral of any of the purchase price of any asset or pursuant to any capital lease.


             *A. The definitions of the following terms set forth in the Agreement are hereby replaced in their entirety as follows:

                         1.3 "Approval Breach" shall mean the taking by the
                    General Partner of any of the actions described in Sections 6.4 and 6.5 of the Agreement without obtaining the prior approvals specified in those Sections.


                         1.12 "Equity Capitalization" shall mean the
                    aggregate of the Value of the Series A Preferred Stock, the Value of the Units not owned by the General Partner or the Trust and the Market Value of all outstanding HP Shares at the time that the determination is made.


                         1.13 "Equity Ownership" shall mean, with respect
                    to each Holder of Series A Preferred Stock, the percentage obtained by dividing the sum of the Value of the shares of Series A Preferred Stock and the Value of the HP Conversion Shares held by that Holder on the date that the calculation is made by the Equity Capitalization.


                         1.16 "HP Conversion Shares" shall mean the HP
                    Shares received on conversion of all or any shares of the Series A Preferred Stock that have not previously been transferred on a Public Basis.


                         1.18 "Investor Group Representative" shall mean
                    the Person appointed by the Rights Holders to act as their representative as described paragraph (d) of
                    Section 6.4 and paragraph (c) of Section 6.5 of this Agreement.


                         1.25 "Market Value" shall have the meaning given it in Section 2 of the Articles Supplementary, provided that the Rights Holders, by accepting the issuance or assignment to them of any shares of Series A Preferred Stock or HP Conversion Shares, covenant and agree that during the ten (10) consecutive trading days immediately preceding the date on which the Market Value is to be determined, they will not purchase or sell any HP Shares, cause the purchase and sale of any HP Shares or take any other actions that are intended to or that actually affect the market price of HP Shares.


                         1.29 "Preferred Return" shall mean the
                    distribution payable to the holders of Series A Preferred Stock as described in the Articles
                    Supplementary.


                         1.39 "Rights Holders" shall mean, collectively,
                    the Holders of the Series A Preferred Stock and the holders of HP Conversion Shares.


                         1.40 "Rights Termination Date" shall mean the date
                    on which the combined Value of the Series A Preferred Stock and the Value of the HP Conversion Shares held by the Rights Holders: (i) shall be less than $35,000,000 and (ii) shall cease to exceed 8% of the Equity Capitalization for a period of 30 consecutive trading days.


                         1.47 "Value of the Series A Preferred Stock" shall
                    mean the Market Value of the HP Shares into which the Series A Preferred Stock can be converted.


             *A. The following new section "Section 6.5" is hereby added as follows:

                6.5 VOTING RIGHTS.

                         (a) Prior to the Rights Termination Date, the
                    General Partner or the Partnership, as the case may be, shall not take any of the following actions without obtaining the prior written approval of the Rights Holders, voting as a group:

                         (i) permit the outstanding principal liabilities
                              of the Related Entities arising from the borrowing of any money (for this purpose, any indebtedness or other liability which is guaranteed, endorsed or discounted with recourse by a Related Entity shall be deemed to be a principal liability of such Related Entity) or the deferral of the purchase price of any asset or pursuant to any capital lease to exceed 50% of the Total Capitalization;

                         (ii) purchase of any assets in a single
                              transaction or series of related transactions (including by way of merger, consolidation or other combination with any other Person or the purchase of equity interests in the entity owning such assets) if the consideration to be paid for those assets exceeds 25% of Total Capitalization;

                         (iii) sell, exchange, lease or otherwise dispose
                              of any assets or securities in a single
                              transaction or a series of related
                              transactions (including by way of merger, consolidation or other combination with any other Person or the sale of equity interests in the entity owning such assets) if the assets or securities to be sold, exchanged, leased or otherwise disposed of have a value exceeding 25% of the Total Capitalization;

                         (iv) amend any provision of the Articles of
                              Incorporation or By-laws of the General
                              Partner, the Partnership Agreement of the Operating Partnership or the Articles Supplementary if such amendment would adversely affect the rights of the holders of the Series A Preferred Stock;

                         (v) liquidate or dissolve any Related Entity;

                         (vi) with respect to any Related Entity, commence
                              a voluntary case under any applicable
                              bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law;

                         (vii) terminate the election, or take any action
                              which would cause termination other than by election, of the General Partner as a real estate investment trust under the Code;

                         (viii) alter any business purpose (as may be
                              stated in the Articles of Incorporation of the General Partner and the Subsidiaries, the Partnership Agreement of the Operating Partnership or otherwise) of, or allow a Change of Control to occur with respect to, any Related Entity;

                         (ix) create or issue any security which would be
                              pari passu or senior in right, either as to distributions or upon liquidation, to the Series A Preferred Stock or reclassify the Series A Preferred Stock or any shares of capital stock if such creation, issuance or reclassification would adversely affect the rights or benefits of the holders of the Series A Preferred Stock;

                         (x) increase the size of the Board of the General
                              Partner, except to the extent necessary to add an Investor Nominee pursuant to the Agreement; and

                         (xi) except as otherwise provided in the Articles
                              Supplementary, require the exchange of the Series A Preferred Stock for other securities.

                         (b) The General Partner shall provide the Investor
                    Group Representative with a written request for the approval of any matter described in paragraph (a) of this Section 6.5. Such written notice shall include a reasonable description of the matter for which approval is sought and shall be made in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission serviced to the appropriate address or number specified by the person to receive such notice. If the Investor Group Representative does not respond within fifteen
                    (15) Business Days after the date of receipt of such a written request the Rights Holders shall be deemed to have approved the matter as to which their approval was sought.

                         (c) With respect to their approval rights pursuant
                    to paragraph (a) of this Section 6.5, the Rights Holders shall only be permitted to act as a group. In the event that there is more than one Rights Holder, the Rights Holders shall select one Person to act as their Investor Group Representative and shall so notify the General Partner. Upon failure of the Rights Holders to select an Investor Group Representative, the largest single holder of shares of Series A Preferred Stock shall be designated by the General Partner as the Investor Group Representative. The General Partner and the Partnership shall be entitled and obligated to rely on any and all notifications and directions given to it by the Investor Group Representative and shall have no obligation to verify that such notifications and directions constitute the consensus of the Rights Holders. In addition, upon receipt of notice from any or all other Rights Holders that such notifications and directions do not constitute the consensus of the Rights Holders, the General Partner shall still be obligated to follow the directions of the Investor Group Representative.

                              (d) If the General Partner solicits the approval
                    of the Rights Holders for any of the matters described in paragraph (b) of Section 6.4 of the Agreement or this
                    Section 6.5 and is informed by the Investor Group Representative that the Rights Holders do not approve of the matter submitted, then the General Partner shall have the right to purchase the remaining shares of Series A Preferred Stock from the holders thereof at a price (the "Series A Purchase Price") that is equal to 105% of the greater of: (i) the Value of the Series A
                    Preferred Stock as of the date of purchase (the "Purchase Closing"), including any Accrued Return; and (ii) $35,000,000, plus any Accrued Return, times the percentage of the 1,666,667 shares of Series A Preferred Stock originally issued that has not been converted to shares of Common Stock. Upon full payment of the purchase right described in this paragraph (d) of Section 6.5
                    (the "Purchase Right"), the holder of any HP Conversion Shares shall cease to be a Rights Holder for purposes hereof and of the Agreement. If the General Partner intends to exercise its Purchase Right, it shall so notify the holders of Series A Preferred Stock in writing within five (5) Business Days after receipt of notice that the Rights Holders have not approved any matter submitted to them for approval pursuant to this Section 6.5 or Section 6.4 of the Agreement. Payment of the Series A Purchase Price as described above shall be made in cash within twenty (20) Business Days after receipt of that notice by the holders of the Series A Preferred Stock. In the event that the General Partner exercises its Purchase Right in connection with the refusal of the Rights Holders to approve any tender or exchange offer or merger, consolidation, share exchange, business combination, or similar transaction involving the General Partner (each, a "Business Combination"), then at the completion of the 12-month period following the Purchase Closing, the General Partner shall determine the Market/Offer Price for shares of Common Stock. If the Market/Offer Price is higher than the Series A Purchase Price paid at the Purchase Closing, the General Partner shall pay over to the holders of record of the Series A Preferred Stock as of the date of the Purchase Closing, an additional amount (the "Additional Amount") equal to such difference. The payment of the Additional Amount shall be due on the earlier of: (i) ten days after the end of such 12-month period; or (ii) the closing date of any Business Combination Transaction closed during such period. In the event that the Rights Holders on two occasions do not approve a matter submitted for their approval pursuant to paragraph (b) of Section 6.4 of the Agreement or this Section 6.5 and the General Partner does not exercise its Purchase Right, then the Rights Holders may request from the General Partner a waiver of the Volume Limitation, as defined in the letter agreement from SMRS to the General Partner whereby SMRS acknowledges certain restrictions on the sale of the HP Conversion Shares. The General Partner shall not unreasonably withhold its approval of such a waiver, provided that it shall not be unreasonable for the General Partner to withhold its approval if the sale of shares of Common Stock beyond the Volume Limitation is reasonably anticipated to have a material negative effect on the market for, and the market price of, shares of Common Stock.


          *A. The rights and obligations of each SMRS, the General Partner and the Partnership contained in the Agreement are hereby modified as follows:

             *B. To the extent that any rights and/or obligations or SMRS, the General Partner and the Partnership contained in the Agreement conflict with any of the rights and/or obligations contained in the Articles Supplementary such terms and/or obligations contained in the Articles Supplementary shall be deemed to govern; provided, however, that this provision shall not be deemed to apply to any rights and/or obligations contained in Sections 6 or 7 of the Agreement; and

             *C. To the extent that the Agreement provides rights to, or imposes obligations on, SMRS, the General Partner and the Partnership which are not set forth in the Articles Supplementary, such terms and/or obligations contained in the Agreement shall continue to remain in full force and effect.

          *D. Except as otherwise amended or modified in this Section 2, the Agreement shall remain in full force and effect and, as amended and modified, is hereby ratified by SMRS, the General Partner and the Partnership. Further, the parties hereto acknowledge and agree that nothing contained herein or in the Articles Supplementary shall be deemed or construed to modify, alter or amend the rights and obligations or each of SMRS, the General Partner and the Partnership contained in Sections 6 and 7 of the Agreement.

     II. REPRESENTATIONS AND WARRANTIES OF THE GENERAL PARTNER AND THE PARTNERSHIP. The General Partner, the Partnership and the Trust hereby represent and warrant as follows:


       **1. ORGANIZATION AND QUALIFICATION.

          *B. The General Partner is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. The General Partner has all requisite corporate power and authority to enter into this Amendment, the Articles Supplementary, the Amendment to the Registration Rights Agreement and the Amendment to the Lock-Up Letter and to perform its obligations hereunder and thereunder. The General Partner has all the requisite governmental licenses, authorizations, consents and approvals to own, operate, lease and encumber its properties and carry on its business as now conducted, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect.

          *C. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of New York. The Partnership is duly qualified and in good standing in each jurisdiction in which it owns real property. The Partnership has all requisite partnership power and authority to enter into this Amendment, to consent to the transfer of the Class A Interest to the Trust and to admit the Trust as the holder of the Class A Interest. The Partnership has all the requisite governmental licenses, authorizations, consents and approvals to own, operate, lease and encumber its properties and carry on its business as now conducted, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect.

          *D. The Trust is a Maryland real estate investment trust duly organized and validly existing under the laws of the State of Maryland. The Trust has all requisite power and authority to enter into this Amendment and to perform its obligations hereunder.

       **1. AUTHORITY RELATIVE TO AGREEMENTS; BOARD APPROVAL.

          *E. The execution, delivery and performance of this Amendment, the Amendment to the Registration Rights Agreement, and the Amendment to the Lock- Up Letter by the General Partner, the Partnership and the Trust, as the case may be, the execution and filing with the State Department of Assessment and Taxation of Maryland of the Articles Supplementary by the General Partner and the issuance and delivery of the 1,666,667 shares of Series A Preferred Stock and the issuance of shares of Common Stock on conversion of such Series A Preferred Stock in accordance with the Articles Supplementary have been duly and validly authorized by all necessary corporate action on the part of the General Partner. This Amendment and the transactions contemplated thereby have been duly authorized by the Trust. This Amendment and Amendment No. 26 and the transactions contemplated hereby and thereby have been duly authorized by all necessary partnership action on the part of the Partnership. Each of this Amendment, the Amendment to the Registration Rights Agreement, and the Amendment to the Lock-Up Letter has been duly executed and delivered by the General Partner for itself and as the general partner of the Partnership and by the Trust, to the extent each is a party thereto, and constitutes the valid and legally binding obligations of the General Partner, the Partnership and the Trust, respectively, enforceable against the General Partner, the Partnership and the Trust to the extent such entity is a party thereto, in accordance with their respective terms.

          *F. The Board has, as of the date hereof, approved the transactions contemplated hereby, the filing of the Articles Supplementary, the issuance of the 1,666,667 shares of Series A Preferred Stock to the Trust and the exchange of such shares by the Trust for the Class A Interest, and the Registration Rights Agreement, as amended, and the Lock-Up Letter, as amended.

          *G. The shares of Series A Preferred Stock to be acquired pursuant to this Amendment have been duly authorized for issuance by the General Partner, and upon issuance will be duly and validly issued, fully paid and nonassessable. The shares of Common Stock issuable by the General Partner upon conversion of the shares of Series A Preferred Stock, or any portion thereof, have been duly and validly reserved for such issuance and, when issued upon such conversion in accordance with the Articles Supplementary, will be duly and validly issued, fully paid and nonassessable.

          *H. The issuance of the Series A Preferred Stock and the issuance of shares of Common Stock by the General Partner upon conversion of the Series A Preferred Stock or any portion thereof will not: (i) require the approval of any partner of the Partnership or any stockholder of the General Partner; (ii) result in the violation or a breach of any provision of the Partnership Agreement of the Partnership, the Articles of Incorporation or By-laws of the General Partner or the General Corporation Law of the State of Maryland; or (iii) require the additional approval of any stockholder of the General Partner under, or result in the violation or a breach of any provision of, the rules, regulations or requirements of the New York Stock Exchange.

       **1. CAPITAL STOCK AND UNITS.

          *I. The authorized capital stock of the General Partner on the date hereof consists of 50,000,000 shares of Common Stock, par value $0.01 per share, 10,000,000 shares of Preferred Stock, par value $0.01 per share, and 10,000,000 shares of Excess Stock, par value $.01 per share. Of the authorized Preferred Stock, 1,666,667 shares have been designated in the Articles Supplementary as Series A Preferred Stock and 2,000,000 have been designated as Series B Convertible Cumulative Preferred Stock, par value $0.01 per share.

          *J. The only Class A Interest in the Partnership is the Class A Interest issued to SMRS.

          *K.   SMRS has been exempted from the "Ownership Limit" set forth in Article VII of the Articles of Incorporation with respect to the Series A Preferred Shares and the Common Stock issuable upon conversion of the Series A Preferred Shares with the result that the issuance of the Series A Preferred Shares to SMRS and the conversion of the Series A Preferred Shares to Common Stock will not violate the Ownership Limit.

          *L. The General Partner has taken all steps that may be necessary to irrevocably exempt SMRS and the present or future affiliates or associates of SMRS or any other person acting in concert or as a group with any of the foregoing from the business combination provisions of Section 3-601 et seq. and from the control share provisions of Section 3-701 et seq. of the Maryland General Corporation Law or any successor statutory provisions.

          *M. As of the date of this Amendment, the Common Stock is approved for listing on the New York Stock Exchange subject to official notice of issuance. The General Partner will hereafter continue the listing of the Common Stock required to be delivered upon conversion of all or any portion of the Class A Preferred Shares, on the New York Stock Exchange or on each national securities exchange, if any, upon which the outstanding Common Stock are listed as the time of delivery.

       **1. NO CONFLICTS; NO DEFAULTS; REQUIRED FILINGS AND CONSENTS.
        Except as contemplated hereby, neither the execution and delivery by the General Partner, the Partnership or the Trust of this Amendment nor the consummation by the General Partner, the Partnership or the Trust of the transactions contemplated hereby in accordance with the terms hereof will:

          *N. conflict with or result in a breach of any provisions of the Articles of Incorporation as amended by the Articles Supplementary or by-laws of the General Partner or the Partnership Agreement of the Partnership or the organizational documents of the Trust;

          *O. result in a breach or violation of, a default under, or the triggering of any payment or other obligations pursuant to, or accelerate vesting under the stock option plan of the General Partner, or similar compensation plan, or any grant or award made under the foregoing;

          *P. violate or conflict with any statute, regulation, judgment, order, writ, decree or injunction applicable to the General Partner, the Partnership or the Trust;

          *Q. violate or conflict with or result in a breach of any provision of, or constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the Properties of the General Partner, the Partnership or the Trust under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the General Partner, the Partnership or the Subsidiaries is a party, or by which the General Partner, the Partnership or the Subsidiaries or any of their Properties is bound or affected; or

          *R. require any consent, approval or authorization of, or declaration, notice to, filing or registration with, any Governmental or Regulatory Authority, except for the filing of a Current Report on Form 8-K with the SEC and the NYSE disclosing this Amendment and the Articles Supplementary and the consummation of the transactions contemplated hereby.

       **1. SEC AND OTHER DOCUMENTS.

          *S. The General Partner has made available to SMRS each of its registration statements, reports, proxy statements and exhibits thereto (the "Company Reports") filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Securities Laws") since January 1, 1997. The Company Reports were filed with the SEC in a timely manner and constitute all forms, reports and documents required to be filed by the General Partner under the Securities Laws through the date of this Amendment. As of their respective dates, the Company Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws; and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There is no unresolved comments issued or violation asserted by the SEC or any other Governmental or Regulatory Authority with respect to any of the Company Reports.

          *T. Each of the consolidated balance sheets of the General Partner included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presented the consolidated financial position of the General Partner or other entities to which it relates as of its date and each of the statements or operations, stockholders' equity (deficit) and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presented the results of operations, retained earnings or cash flows, as the case may be, of the General Partner on a consolidated basis for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except, in the case of any unaudited statements, normal recurring year-end adjustments which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

       **1. LITIGATION; COMPLIANCE WITH LAW.

          *U. There are no legal actions pending or, to the General Partner's knowledge, threatened against the General Partner, the Partnership or any Subsidiaries that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or to result in any material change in the equity ownership of the General Partner, the Partnership or any Subsidiaries, or which question the validity of this Amendment, the Articles Supplementary, the Registration Rights Agreement, as amended, Amendment No. 26 or the Lock-Up Letter, as amended, or any action taken or to be taken in connection herewith or therewith.

          *V. None of the General Partner, the Partnership or any of the Subsidiaries is in violation of any statute, rule, regulation, order, writ, decree or injunction of any Governmental or Regulatory Authority or any body having jurisdiction over them or any of their respective Properties which, if enforced, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

       **1. INVESTMENT COMPANY. The General Partner and the Partnership are not, and after giving effect to the sale and issuance of the Series A Preferred Stock, will not be, an "investment company" required to be registered under the Investment Company Act of 1940, as amended.

       **2. SOLICITATION; ACCESS TO INFORMATION. No form of general solicitation or general advertising was used by the General Partner or the Partnership or any other person acting on their behalf in respect of or in connection with the offer and sale of the Series A Preferred Stock.

       **3. TAX MATTERS; REIT AND PARTNERSHIP STATUS.

          *W. Each of the General Partner, the Partnership and the Trust has timely filed with the appropriate taxing authority all tax returns required to be filed by it or has timely requested extensions and any such request has been granted and has not expired. Each such tax return is true, complete and correct in all respects. Each of the General Partner, the Partnership and the Trust have paid within the time and manner prescribed by law, all taxes that are due and payable.

          *X. The General Partner: (i) was eligible and has elected in its federal income tax return for its taxable year ended December 31, 1994 to be taxed as a REIT and such election has and will continue to remain in effect for each of the General Partner's subsequent taxable years and has complied (or will comply) with all applicable provisions of the Code relating to a REIT, for each of its taxable years; (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for each of its taxable years; (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and, to the General Partner's knowledge, no such challenge is pending or threatened; and
               (iv) assuming the accuracy of SMRS' representation in
               Section 4.5, will not be rendered unable to qualify as a REIT for federal income tax purposes as a consequence of the transactions contemplated hereby.

       **1. EMPLOYEE BENEFIT PLANS. All of the employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and plans, programs, policies, practices, arrangements or contracts (whether group or individual) providing for payments, benefits or reimbursements to employees, former employees and independent contractors, or their beneficiaries and dependents, under which such employees, former employees or independent contractors, or their beneficiaries or dependents, are covered due to an employment or other contractual relationship with the General Partner, the Partnership or any entity required to be aggregated in a controlled group or affiliated service group with the General Partner for purposes of ERISA or the Code, including without limitation, under
        Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, at any relevant time are referred to herein as the "Benefit Plans". With respect to each Benefit Plan, to the extent applicable: (i) Such Benefit Plan has been maintained and operated in material compliance with its terms and with the applicable provisions of ERISA, the Code and all other applicable governmental laws and regulations; each such Benefit Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable unrevoked determination letter issued by the IRS as to its tax-qualified status under the Code; (ii) There is no material suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or threatened, alleging any breach of the terms of any such Benefit Plan or of any fiduciary duties thereunder or violation of any applicable statute, law, rule or regulation with respect to any Benefit Plan; (iii) No Benefit Plan is or has ever been subject to Title IV of ERISA or Section 412 of the Code; and (iv) None of the General Partner, the Partnership or any Subsidiary, or any "party in interest" (as defined in Section 3(14) of ERISA) or any "disqualified person" (as defined in Section 4975 of the Code) with respect to any such Benefit Plan, has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA. SMRS nor any plan maintained by SMRS or any of its Affiliates shall be subject to any tax, fine, penalty or other liability of any kind whatsoever, that would not have been incurred by SMRS or any of its Affiliates but for the transactions contemplated hereby.

       **2. DEFAULTS UNDER AGREEMENTS.  Neither the General Partner nor the
        Trust is in default under or in violation of any provision of its Articles of Incorporation or by-laws. The Partnership is not in default under or in violation of the Partnership Agreement. None of the General Partner, the Partnership or the Trust is in default under or violation of any agreement filed as an exhibit to the Company Reports except where such default or violation would not result in a Material Adverse Effect.


     I. REPRESENTATIONS AND WARRANTIES OF SMRS. SMRS hereby represents and warrants to the General Partner and the Partnership as follows:


        **(1) ORGANIZATION. SMRS is a government sponsored retirement system, duly created, validly existing and in good standing under the laws of the State of Michigan. SMRS has all requisite power and authority to enter into this Amendment, Amendment No. 26, the Amendment to the Registration Rights Agreement and the Amendment to the Lock-Up Letter and to perform its obligations hereunder and thereunder.

        **(2) DUE AUTHORIZATION. The execution, delivery and performance of this Amendment, Amendment No. 26, the Amendment to the Registration Rights Agreement, and the Amendment to the Lock-Up Letter have been duly and validly authorized by all necessary action on the part of SMRS. This Amendment, Amendment No. 26, the Amendment to the Registration Rights Agreement and the Amendment to the Lock-Up Letter have been duly executed and delivered by and constitute the valid and legally binding obligations of SMRS, enforceable against SMRS in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights or general principles of equity.

        **(3) CONFLICTING AGREEMENTS AND OTHER MATTERS. Neither the execution and delivery of this Amendment, Amendment No. 26, the Amendment to the Registration Rights Agreement, and the Amendment to the Lock-Up Letter nor the performance by SMRS of its obligations herein or thereunder will conflict with, result in a breach of the terms, conditions or provisions of, constitute a default under, result in the creation of any mortgage, security interest, encumbrance, lien or charge of any kind upon any of the properties or assets of SMRS, pursuant to, or require any consent, approval or other action by or any notice to or filing with any government authority other than those consents or approvals that have already been obtained or actions that have already been taken as of the date hereof.

        **(4) ACQUISITION FOR INVESTMENT; SOPHISTICATION. SMRS is acquiring the shares of Series A Preferred Stock for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and SMRS has no present intention or plan to effect any distribution of the shares of Series A Preferred Stock; provided, however, that the disposition of the Series A Preferred Stock and the shares of Common Stock to which the shares of Series A Preferred Stock can be converted shall at all times be and remain within its control, subject to the provisions of this Amendment, the Agreement, the Registration Rights Agreement, as amended, and the Lock-Up Letter, as amended. SMRS is able to bear the economic risk of the acquisition of the shares of Series A Preferred Stock pursuant hereto and can afford to sustain a total loss on such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment, and therefore has the capacity to protect its own interests in connection with the acquisition of the Series A Preferred Stock pursuant hereto.

        **(5) REIT QUALIFICATION MATTERS. SMRS is a "qualified trust" described in Section 401(a) of the Code and exempt from tax under
        Section 501(a) of the Code. Under Section 856(h) of the Code, SMRS will not be treated as an "individual" for purposes of Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) and no "individual" owns or would be considered to own (taking into account the ownership attribution rules under Section 544 of the Code, as modified by Section 856(h) of the Code) in excess of 5.0% of the value of the outstanding equity interests in SMRS.

        **(6) TAX MATTERS. SMRS acknowledges that none of the General Partner, the Partnership, the Trust nor their respective officers, directors, employees or agents have provided advice to SMRS regarding the tax consequences of its investment in the Class A Interest, the exchange of the Class A Interest for the shares of Series A Preferred Stock, or shares of Common Stock into which it may be converted, and SMRS has consulted with its tax advisors regarding such consequences.

     II. CERTAIN ADDITIONAL COVENANTS.


     **(a) RESALE. SMRS acknowledges and agrees that the shares of Series A
         Preferred Stock that SMRS will acquire will not be registered under the Securities Act or the securities laws of any state and that it may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such state securities laws or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such state securities laws is available.

     **(b) TAKING OF NECESSARY ACTION. Each party hereto agrees to use their best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Amendment, the Articles Supplementary, the Amendment to the Registration Rights Agreement, the Amendment to the Lock Up Letter and Amendment No. 26, subject to the terms and conditions hereof and thereof.

     **(c) CONVERSION. The General Partner hereby covenants and agrees that it shall take, or refrain from taking, as the case may be, any and all actions reasonably necessary or appropriate to allow the holders of the Series A Preferred Stock to convert all or a portion of the shares of the Series A Preferred Stock into HP Shares as described in the Articles Supplementary.



     **(a) PUBLIC ANNOUNCEMENTS; CONFIDENTIALITY.

          *B. Subject to each party's disclosure obligations imposed by law and any stock exchange or similar rules and the confidentiality provisions contained in Section 5.4(b), the General Partner, the Partnership and SMRS will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Amendment, the amendment to the Registration Rights Agreement, Amendment No. 26, the amendment to the Lock-Up Letter and any of the transactions contemplated hereby or thereby.

          *C. The General Partner, the Partnership and the Trust agree that all information provided to them or any of their representatives pursuant to this Amendment shall be kept confidential, and the General Partner, the Partnership and the Trust shall not disclose such information to any persons other than the directors, officers, employees, financial advisors, legal advisors, accountants, consultants and affiliates of the General Partner, the Partnership or the Trust, as the case may be, who reasonably need to have access to the confidential information and who are advised of the confidential nature of such information; provided, however, the foregoing obligation of the General Partner, the Partnership and the Trust shall not: (i) relate to any information that: (1) is or becomes generally available other than as a result of unauthorized disclosure by the General Partner, the Partnership and the Trust or by persons to whom they have made such information available; or (2) is or becomes available to the General Partner, the Partnership and the Trust on a non-confidential basis from a third party that is not, to the knowledge of the General Partner, the Partnership and the Trust, bound by any other confidentiality agreement with SMRS; or (ii) prohibit disclosure of any information if required or requested by law, rule, regulation, court order or other legal or governmental process.

          *D. SMRS covenants and agrees that all information provided to them and their representatives pursuant to this Amendment shall be kept confidential and that SMRS shall not disclose such information to any persons other than its directors, officers, employees, financial advisors, legal advisors, accountants, consultants and affiliates, as the case may be, who reasonably need to have access to the confidential information and who are advised of the confidential nature of such information; provided, however, the foregoing obligation of SMRS shall not: (i) relate to any information that: (1) is or becomes generally available other than as a result of unauthorized disclosure by SMRS or by persons to whom they have made such information available; or (2) is or becomes available to SMRS on a non-confidential basis from a third party that is not, to the knowledge of SMRS, bound by any other confidentiality agreement with the General Partner and the Partnership; or (ii) prohibit disclosure of any information if required or requested by law, rule, regulation, court order or other legal or governmental process.

     **(a) INFORMATION AND ACCESS. Prior to the Rights Termination Date, the General Partner, the Partnership and each of the Subsidiaries shall afford to SMRS and its accountants, counsel and other representatives full and reasonable access during normal business hours (and at such other times as the parties may mutually agree) to its Properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to SMRS
         (i) a copy of each report, schedule, and other document filed or received by it pursuant to the requirements of the Securities Laws; and (ii) all other information concerning its business, personnel and properties as SMRS may reasonably request. SMRS and its accountants, counsel and other representatives shall, in the exercise of the rights described in this Section, not unduly interfere with the operation of the business of the General Partner, the Partnership or the Trust.

     **(b) REVOCATION OF EXEMPTION. The Board has approved the exemption of SMRS from the Ownership Limit, as defined in the Articles of Incorporation, with respect to (i) the Class A Interest and the Common Stock into which the Class A Interest can be converted and
         (ii) the Series A Preferred Stock and the Common Stock into which the Series A Preferred Stock can be converted. In the event that the exemption is revoked for any reason, other than the fact that a re-structuring or re-organization of SMRS causes it to cease to be entitled to "look-through" treatment pursuant to
         Section 856(h)(3) of the Code ("SMRS Change"), then, at the request of SMRS, the General Partner shall purchase all of the Common Stock or Series A Preferred Stock then held by SMRS that shall have become Excess Stock, as defined in the Articles of Incorporation (the "Exemption Right"). Such request by SMRS shall be made within twenty (20) Business Days of the receipt of written notice by SMRS from the General Partner that the exemption described above has been revoked. The purchase price (the "Exemption Purchase Price") for the Common Stock or Series A Preferred Stock, as the case may be, to be so purchased pursuant to this Section 5.6 shall be 110% of the greater of: (i) the Value of the Common Stock or the Value of the Series A Preferred Stock, as the case may be, as of the date of purchase; and (ii) the Original Investment, including any Accrued Return, times the percentage of the number of shares of Series A Preferred Stock originally issued hereby still held by SMRS (with all shares of Common Stock issued upon conversion of Series A Preferred Stock held by SMRS being treated for the purposes of this calculation as if they had not been converted), with the result multiplied by the percentage of the number of shares of Series A Preferred Stock originally issued hereby or shares of Common Stock issued upon conversion of Series A Preferred Stock, as the case may be, still held by SMRS that have become Excess Stock. Payment of the Exemption Purchase Price shall be made in cash within twenty (20) Business Days after receipt by the General Partner of notice from SMRS that SMRS is requiring the General Partner to purchase the Common Stock or Series A Preferred Stock, as the case may be, that have become Excess Stock. In the event that the exemption is revoked as a result of a SMRS Change, then SMRS shall still have the Exemption Right, but the Exemption Purchase Price shall be 100% of the greater of: (i) Value of the Series A Preferred Stock or the Value of the Common Stock into which it has been converted, as the case may be, as of the date of purchase; and (ii) the Original Investment, including any Accrued Return, times the percentage of the number of shares of Series A Preferred Stock still held by SMRS (with all shares of Common Stock which the Series A Preferred Stock has been converted held by SMRS being treated for purposes of this calculation as if they had not been converted), with the result multiplied by the percentage of the number of shares of Series A Preferred Stock originally issued hereby or shares of Common Stock into which the Series A Preferred Stock has been converted, as the case may be, still held by SMRS that have become Excess Stock.

     **(c) NEW YORK STOCK EXCHANGE LISTING. The General Partner will confirm the approval for listing on the New York Stock Exchange of the shares of Common Stock into which the Series A Preferred Stock may be converted subject to official notice of issuance. The General Partner will cause to be continued such listing on the New York Stock Exchange or on each national securities exchange, if any, upon which the outstanding shares of Common Stock are listed at the time of delivery of the shares of Common Stock required to be delivered upon conversion of all or any portion of the shares of Series A Preferred Stock.



     I. MISCELLANEOUS PROVISIONS.


     **(a) SURVIVAL. All representations, warranties and covenants and agreements of the parties contained herein, including indemnity or indemnification agreements contained herein, or in any Schedule or Exhibit hereto, or any certificate, documents or other instrument delivered in connection herewith shall survive the transfer of the Class A Interest to the Trust and the delivery of the Shares of Series A Preferred Stock to SMRS.

     **(b) INDEMNIFICATION BY THE GENERAL PARTNER AND THE PARTNERSHIP.
         From and after the date of this Amendment, the General Partner and the Partnership shall indemnify and hold harmless SMRS, its successors and assigns, from and against any and all loss and expenses (including, without limitation, reasonable attorneys' fees and expenses), suffered, directly or indirectly, by SMRS by reason of, or arising out of: (i) any breach as of the date made or deemed made or required to be true of any representation or warranty made by the General Partner or the Partnership in or pursuant to this Amendment and any statements made in any certificate delivered pursuant to this Amendment; or (ii) any failure by the General Partner or the Partnership to perform or fulfill any of their covenants or agreements set forth herein, or in any other agreement contemplated hereby. Notwithstanding any other provision of this Amendment to the contrary, in no event shall loss and expenses include a party's incidental or consequential damages.

     **(c) THIRD-PARTY CLAIMS. If a claim by a third party is made against an indemnified party and if such indemnified party intends to seek indemnity with respect thereto under Section 6.2, such indemnified party shall promptly notify the General Partner and the Partnership in writing of such claims setting forth such claims in reasonable detail. The General Partner and the Partnership shall have 10 days after receipt of such notice to undertake, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the indemnified party shall cooperate with it in connection therewith. Notwithstanding the above, the indemnified party may participate in such settlement or defense through counsel chosen by such indemnified party, provided that the fees and expenses of such counsel shall be borne by such indemnified party, unless: (i) the employment of counsel by the indemnified party has been authorized by the General PARTNER and the Partnership; or (ii) the indemnified party shall have reasonably concluded that there may be a conflict of interest between the General Partner and the Partnership on the one hand and the indemnified party on the other in the conduct of the defense of such action which would materially hinder the ability of counsel to the General Partner and the Partnership to represent the indemnified party. The indemnified party shall not pay or settle any claim which the General Partner or the Partnership is contesting. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the General Partner and the Partnership. If the General Partner or the Partnership does not promptly notify the indemnified party within 10 days after the receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim at the expense of the General Partner and the Partnership, but shall not thereby waive any right to indemnity therefor pursuant to this Amendment.

     **(d) COUNTERPARTS. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission SERVICE shall be considered original executed counterparts for purposes of this Section, provided receipt of copies of such counterparts is confirmed.

     **(e) GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to the choice of law principles thereof.

     **(f) ENTIRE AGREEMENT. This Amendment, the ARTICLES Supplementary, the Agreement, the Partnership Agreement, Amendment No. 26, the Registration Rights Agreement, as amended, the Lock-up Letter, as amended, and all other agreements or other instruments executed by the parties hereto on or prior to the date of this Amendment and referred to herein contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.
         This Amendment is not intended to confer upon any person not a party hereto (and their successors and assigns) any rights or remedies hereunder.

         NOTICES. All notices and other communications hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to the General Partner and the Partnership shall be addressed to:

         Home Properties of New York, Inc.
         850 Clinton Square
         Rochester, New York 14604
         Attn:  Amy L. Tait
         (716) 546-4900
         Telecopier No.: (716) 546-5433


         with a copy to:

         Ann M. McCormick, Esq.
         c/o Home Properties of New York, Inc.
         850 Clinton Square
         Rochester, New York 14604
         (716) 546-4900
         Telecopier No.:  (716) 546-5433

         or at such other address and to the attention of such other person as the General Partner or the Partnership may designate by written notice to SMRS. Notices to SMRS shall be addressed to:

         Express Mail:

         Michigan Department of Treasury
         Bureau of Investments
         2501 Coolidge Road, Suite 400
         East Lansing, Michigan  48823
         Attn:  Administrator
         (517) 373-0702
         Telecopy No: (517) 373-0635

         Other Mail:

         Michigan Department of Treasury
         Bureau of Investments
         2501 Coolidge Road, Suite 400
         East Lansing, Michigan  48823
         Attn:  Administrator

         with a copy to:

         Michigan Department of Attorney General
         Finance Division
         One Michigan Avenue Building
         120 North Washington Square
         Lansing, Michigan 48933
         Attn:  Assistant in Charge
         (517) 373-1130
         Telecopy No: (517) 335-3088

         and an additional copy to:

         Rogers & Wells
         200 Park Avenue
         New York, New York 10166-0153
         Attn:  Jay Bernstein

         or at such other address and to the attention of such other person as SMRS may designate by written notice to the General Partner.

         Notices to other Rights Holders, the Holders and the Investor Group Representative shall be by the above means and to such addresses and to the attention of such person as the Rights Holders, Holders and the Investor Group Representative may designate by written notice to the General Partner.

         For purposes of this Agreement, the Investor Group Representative and SMRS will only be deemed to have received any notice upon the written acknowledgment by one individual designated by the Investor Group Representative with authority to acknowledge such receipt or upon refusal by any such designee to accept receipt of any notice. The Investor Group Representative shall at all times provide the General Partner with a written designation of at least two individuals or titles of positions that are so designated with authority to acknowledge receipt of written notices.

         In all cases where a failure by the Rights Holders, the Holders and/or the Investor Group Representative to respond within a specified time frame shall be deemed to be their approval pursuant to this Agreement or to mean that they do not wish to purchase securities pursuant to this Agreement, then the written notice or request provided by the General Partner as described in this agreement hereof shall specifically state that a failure to respond within the indicated time frame shall be deemed to be an approval of the matter for which approval was sought.

     **(a) SUCCESSORS AND ASSIGNS. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective SUCCESSORS. It is hereby agreed that any internal re-structuring or re-organization of SMRS shall not be deemed to be an assignment to a third party.

     **(b) HEADINGS. The Section, Article and other headings contained in this Amendment are inserted for convenience of reference only and will not affect the meaning or interpretation of this Amendment. All references to Sections or Articles contained herein mean Sections or Articles of this Amendment unless otherwise stated.

     **(c) AMENDMENTS AND WAIVERS. This Amendment may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision hereof on the party of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

     **(d) INTERPRETATION. For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Amendment as a whole and not to any particular provision of this Amendment, and Article, Section, references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Amendment unless otherwise specified; (iii) the word "including" and words of similar import when used in this Amendment shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified; (iv) the word "or "shall not be exclusive; and (v) provisions shall apply, when appropriate, to successive events and transactions.

     **(e) SEVERABILITY. Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or un-enforceability, without affecting in any way the remaining provisions hereof.

     **(f) FURTHER ASSURANCES.  The General Partner, the Partnership and
         SMRS agree that, from time to time, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents hereof.

     **(g) SPECIFIC PERFORMANCE.  The General Partner, the Partnership, the
         Trust and SMRS each acknowledge that, in view of the uniqueness of the parties hereto, the parties hereto would not have an adequate remedy at law for money damages in the event that this Amendment were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.




IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the parties hereto on the dates set forth below to be effective as of August 1, 1999 as of the day first above written.


                              HOME PROPERTIES OF NEW YORK, INC.

                              By:
                              Amy L. Tait, Executive Vice President

                              HOME PROPERTIES OF NEW YORK, L.P.

                              By:  Home Properties of New York, Inc.
                              General Partner

                              By:
                              Amy L. Tait, Executive Vice President

                              STATE TREASURER OF THE STATE OF MICHIGAN,
                              CUSTODIAN OF MICHIGAN PUBLIC SCHOOL
                              EMPLOYEES' RETIREMENT SYSTEM, STATE,
                              EMPLOYEES' RETIREMENT SYSTEM, MICHIGAN STATE
                              POLICE RETIREMENT SYSTEM AND MICHIGAN JUDGES' RETIREMENT SYSTEM

                              By:
                              Jon Braeutigam
                              Administrator